K-TRONIK TO ACQUIRE DACOS TECHNOLOGIES, INC.

HACKENSACK, N.J., July 13, 2004 -- K-Tronik International, (OTC BB: KTRK) announced today that it has entered into an acquisition agreement to purchase 100% of the outstanding shares of Dacos Technologies, Inc. ("Dacos").

Dacos is a leading privately held South Korean manufacturer of automotive TV/DVD electronics, personal media recorders, cell phone components and other electronic products. Dacos is also developing future products that incorporate "environmentally-friendly" organic electronic lighting in cell phone displays, monitors and other products.

The Dacos Agreement calls for K-Tronik to acquire all of the issued and outstanding shares of Dacos in exchange for:

(a) US$3,000,000 payable to the shareholders of Dacos (the "Shareholders") on closing; and

(b) Issuance of a total of 10,000,000 common shares of K-Tronik to the Shareholders, on a pro rata basis depending upon performance.

The parties agree that the above consideration is based on Dacos achieving minimum targets of US$35 million in sales and US$2 million in profit ("profit" in this release is defined as net income before tax) by the end of December 2004. Dacos represents and warrants that no capital infusion is required to reach these sales and profit targets.

In the event that Dacos exceeds US$35,000,000 in sales for the year ending December 2004, the consideration payable to the Shareholders will increase. Specifically, if sales reach US$40 million and profit is US$2.2 million, the Shareholders will receive an additional 2,000,000 shares of K-Tronik's common stock (for a total of 12,000,000 shares). If sales reach US$45 million and profit is US$2.5 million, the Shareholders will receive an additional 5,000,000 shares (for a total of 15,000,000 shares). If sales reach US$51 million and profit is at least US$3.0 million, the Shareholders will receive an additional 7 million shares (for a total of 17,000,000 shares).

The Shareholder holding 20% or more of Dacos is Mr. CH Kang, CEO of Dacos, who holds 53.45% of Dacos. Mr. Kang will be joining the Board of Directors of K-Tronik upon closing of the acquisition of Dacos. Mr. Kang will also enter into an employment agreement with the Company for a term of three years to ensure his continued involvement in the development of Dacos and in its continued growth and operation.

K-Tronik has agreed to indemnify Mr. Kang against any loss he may incur from having personally guaranteed loans made to Dacos. The precise amount of these loans will be disclosed in the pro-forma financial statements to be included by K-Tronik with its Report on Form 8-K formally describing the Dacos acquisition.

A finder's fee of 500,000 shares of K-Tronik is payable to Mr. Duck-Sun Park in connection with K-Tronik's acquisition of Dacos.

Closing of the Dacos Agreement and acquisition is conditional upon Dacos delivering audited financial statements (prepared in accordance with US GAAP). The acquisition is further conditional upon the parties entering into a binding share purchase agreement and is subject to the receipt of all necessary regulatory approval, K-Tronik board approval and consents to the transaction. Closing is anticipated, at this time, to occur on or about October 7, 2004.

K-Tronik anticipates filing an initial Report on Form 8K within 15 days of today's date. The pro-forma financial information required to be filed with the Report on Form 8K will be filed in an amended Report on Form 8K within 60 days as provided for in SEC Instruction Item 7.

About K-Tronik International

K-Tronik International is a leading developer, manufacturer, and marketer of electronic ballast products. K-Tronik is acknowledged as one of the industry's fastest growing companies in energy technology. The Company's offices are located in Hackensack, New Jersey with sales offices throughout the US, and distribution centers both on the East and West Coasts. K-Tronik continuous disclosure documentation can be viewed on the SEC's EDGAR website at www.sec.com by a keyword search of "K Tronik". K-Tronik is a majority owned subsidiary of Eiger Technology, Inc., which is headquartered in Toronto, Canada and which is listed on the Toronto Stock Exchange (TSX: AXA).

For more information contact:

Jason Moretto
Director
K-Tronik International, Corp.
Telephone: (416) 216-8659, Ext. 302
jmoretto@eigertechnology.com

Laurel Moody
Sky Investor Relations
Telephone: (212) 440-5000
laurel@skyir.com

Safe Harbor Statement

This press release contains forward-looking statements relating to future events and results that are based on K-Tronik's current expectations. These statements involve risks and uncertainties including, without limitation, K-Tronik's ability to successfully develop and market its products, consumer acceptance of such products, competitive pressures relating to price reductions, new product introductions by third parties, technological innovations, overall market conditions and, in particular, risks and uncertainties involving the closing of the acquisition of Dacos Technologies, Inc. and the performance of the business of Dacos Technologies, Inc. Consequently, actual events and results in future periods may differ materially from those currently expected.